BPI PACKAGING TECHNOLOGIES, INC.
                              455 SOMERSET AVENUE
                       NORTH DIGHTON, MASSACHUSETTS 02764


                                                    June 4, 1996

Mr. Dennis N. Caulfield
President
BPI Packaging Technologies, Inc.
455 Somerset Avenue
North Dighton, Massachusetts 02764

                              Re: Promissory Note

Dear Dennis:

     In connection with the recent resolutions adopted by BPI Packaging Technologies, Inc.'s ("BPI") Board of Directors on Monday, June 3, 1996, payment of amounts due pursuant to your amended and restated promissory noted dated as of February 24, 1995 (the "Note") has been extended until February 28, 1997. In addition, effective February 25, 1995, the interest rate on your Note will be equal to the interest rate charged on BPI's revolving line of credit with Citizens Savings Bank ("Citizens") or other primary lender in the event that Citizens is replaced.

     Except as set forth above, the terms of your Note continue in full force and effect.

     Please acknowledge your acceptance and agreement to the above-noted modifications to your Note by signing this letter where indicated and returning it to me.
                                         Sincerely,

                                         BPI PACKAGING TECHNOLOGIES, INC.

                                         By: /s/ James F. Koehlinger
                                             -----------------------------------
                                             James F. Koehlinger
ACCEPTED AND AGREED TO:                      Chief Financial Officer
/s/ Dennis N. Caulfield
- - -----------------------------
Dennis N. Caulfield,
Individually